Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-59435-99, 333-125001, 333-155078, 333-155081, 333-155085), in the Registration Statement on Form S-4 (No. 33-64293), and in the Registration Statements on Form S-8 (Nos. 333-58127, 333-105676, 333-125002, 333-125003, 333-125004, 333-152842, 333-161118) of Telephone and Data Systems, Inc. of our report dated February 25, 2011 relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, appearing in the Annual Report on Form 10-K of Telephone and Data Systems, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 25, 2011